Exhibit 10.1

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of August 9, 2022, by and among INNOVATUS LIFE SCIENCES LENDING FUND I, LP, a Delaware limited partnership, as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), and the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined herein) or otherwise a party to the Loan Agreement from time to time including INNOVATUS LIFE SCIENCES LENDING FUND I, LP in its capacity as a Lender, and CELCUITY, INC., a Delaware corporation (“Borrower”).

WHEREAS, Collateral Agent, Borrower and Lenders have entered into that certain Loan and Security Agreement, dated as of April 8, 2021 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof; and

WHEREAS, Borrower, Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Lenders and Collateral Agent hereby agree as follows:

1.	Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.	Section 2.2(a) of the Loan Agreement is hereby amended and restated as follows:

(a) Availability.

(i) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make a term loan to Borrower on the effective date in an aggregate principal amount of up to Fifteen Million Dollars ($15,000,000.00) according to each Lender’s Term Loan Commitment as set forth in Schedule 1.1 hereto (the “Term A Loan”). After repayment, the Term A Loan may not be re-borrowed. The parties hereby acknowledge that the Term A Loan was funded in its entirety on the Effective Date.

(ii) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make a term loan to Borrower during the Term B Draw Period in an aggregate principal amount of up to Twenty Million ($20,000,000.00) according to each Lender’s Term B Loan Commitment as set forth in Schedule 1.1 hereto (the “Term B Loan”). After repayment, the Term B Loan may not be re-borrowed.

(iii) Subject to the Borrower having first achieved the Term B Milestone by the expiration of the Term B Draw Period and the other terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make a term loan to Borrower during the Term C Draw Period in an aggregate principal amount of up to Ten Million ($10,000,000.00) according to each Lender’s Term Loan Commitment as set forth in Schedule 1.1 hereto (the “Term C Loan”). After repayment, the Term C Loan may not be re-borrowed.

(iv) Subject to the Borrower having first achieved the Term B Milestone by the expiration of the Term B Draw Period and the other terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make a term loan to Borrower during the Term D Draw Period in an aggregate principal amount of up to Twenty Million ($20,000,000.00) according to each Lender’s Term Loan Commitment as set forth in Schedule 1.1 hereto (the “Term D Loan”). After repayment, the Term D Loan may not be re-borrowed.

(v) Subject to the Borrower having first achieved the Term B Milestone by the expiration of the Term B Draw Period and the other terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make a term loan to Borrower during the Term E Draw Period in an aggregate principal amount of up to Ten Million ($10,000,000.00) according to each Lender’s Term Loan Commitment as set forth in Schedule 1.1 hereto (the “Term E Loan;” each Term A Loan, Term B Loan, Term C Loan, Term D Loan and Term E Loan is referred to singly as a “Term Loan” and the Term A Loan, Term B Loan, Term C Loan, Term D Loan and Term E Loan are referred to collectively as the “Term Loans”). After repayment, the Term E Loan may not be re-borrowed.

3.	Section 2.2(d) of the Loan Agreement is hereby amended and restated as follows:

(d) Permitted Prepayment of Term Loan. After the date that is the first anniversary of the First Amendment Effective Date, the Borrower shall have the option to prepay all, but not less than all, of the Term Loan advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loan at least seven (7) Business Days prior to such prepayment, and (ii) pays to Collateral Agent for the benefit of each Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Fee, (C) the Prepayment Fee, plus (D) all other outstanding Obligations that are due and payable, including, without limitation, Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

Notwithstanding anything herein to the contrary, after the first anniversary of the First Amendment Effective Date, Borrower shall also have the option to prepay part of Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least seven (7) Business Days prior to such prepayment, (ii) prepays such part of the Term Loans in a principal amount of Five Million Dollars ($5,000,000.00) or a whole multiple of One Million Dollars ($1,000,000.00) in excess thereof, and (iii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) the portion of outstanding principal of such Term Loans plus all accrued and unpaid interest thereon through the prepayment date, (B) the applicable Final Fee, and (C) all other Obligations that are then due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts, and (D) the applicable Prepayment Fee with respect to the portion of such Term Loans being prepaid. For the purposes of clarity, any partial prepayment shall be applied pro-rata to all outstanding amounts under each Term Loan, and shall be applied pro-rata within each Term Loan tranche to reduce amortization payments under Section 2.2(b) on a pro-rata basis.

4.	Section 2.3(a) of the Loan Agreement is hereby amended and restated as follows:

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to the Basic Rate, determined by Collateral Agent on the Funding Date of the Term Loan and monthly thereafter, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e); provided that at the election of Borrower (which shall be considered elected on the Funding Date of the applicable Term Loan) with no less than five (5) Business Days’ written notice to Collateral Agent prior to the Funding Date, 4.95% of the Basic Rate may be payable in-kind by adding an amount equal to such 4.95% of the outstanding principal amount to the then outstanding principal balance on a monthly basis until the Amortization Date so as to increase the outstanding principal balance of the Term Loan on each Payment Date and which amount shall be payable when the principal amount of the applicable Term Loan is payable in accordance with Sections 2.2(b) and 2.3(e) and on which principal amount interest shall be owed pursuant to Section 2.3(a).

Interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan through and including the day on which such Term Loan is paid in full.

2

5.	Section 2.4(a) of the Loan Agreement is hereby amended and restated as follows:

(a) Facility Fee. The Facility Fee, which shall be due on the Funding Date of the Term A Loan, to be shared among the Lenders in accordance with their respective Pro Rate Shares;

6.	Section 2.4 of the Loan Agreement is hereby amended by adding the following subsections thereto:

(e) Term C Loan Non-Utilization Fee. If the Term C Draw Period commences and Borrower (i) fails to draw the full amount of the Term C Loan during the Term C Draw Period and (ii) fails to notify Collateral Agent, at any time before the date that is two (2) weeks after the commencement of the Term C Draw Period, of Borrower’s intent not to draw the full amount of the Term C Loan, a non-utilization fee of Three Hundred Thousand Dollars ($300,000.00), with respect to the Term C Loan shall become due and payable on the earliest of (i) the termination of the Term C Draw Period, (ii) the Maturity Date, (iii) the acceleration of any Term Loan, or (iv) the prepayment in whole of the Term Loan pursuant to Section 2.2(c) or (d);

(f) Term D Loan Non-Utilization Fee. If the Term D Draw Period commences and Borrower (i) fails to draw the full amount of the Term D Loan during the Term D Draw Period and (ii) fails to notify Collateral Agent, at any time before the date that is two (2) weeks after the commencement of the Term D Draw Period, of Borrower’s intent not to draw the full amount of the Term D Loan, a non-utilization fee of Six Hundred Thousand Dollars ($600,000.00), with respect to the Term D Loan shall become due and payable on the earliest of (i) the termination of the Term D Draw Period, (ii) the Maturity Date, (iii) the acceleration of any Term Loan, or (iv) the prepayment in whole of the Term Loan pursuant to Section 2.2(c) or (d); and

(g) Term E Loan Non-Utilization Fee. If the Term E Draw Period commences and Borrower (i) fails to draw the full amount of the Term E Loan during the Term E Draw Period and (ii) fails to notify Collateral Agent, at any time before the date that is two (2) weeks after the commencement of the Term E Draw Period, of Borrower’s intent not to draw the full amount of the Term E Loan, a non-utilization fee of Three Hundred Thousand Dollars ($300,000.00), with respect to the Term E Loan shall become due and payable on the earliest of (i) the termination of the Term E Draw Period, (ii) the Maturity Date, (iii) the acceleration of any Term Loan, or (iv) the prepayment in whole of the Term Loan pursuant to Section 2.2(c) or (d).

7.	Section 2.7 of the Loan Agreement is hereby amended and restated as follows:

2.7 Conversions to Equity. Lenders shall have the right at their election, but not the obligation, until the third anniversary of the First Amendment Effective Date, to convert (i) up to twenty percent (20.00%) of the outstanding principal amount of the Term A Loan and (ii) an additional seven percent (7.00%) of the amount by which the aggregate principal amount of any additional Term Loans (or portion thereof) made hereunder if the outstanding principal amount of all the Term Loans made hereunder (inclusive of such additional Term Loans (or portion thereof)) exceeds Thirty Five Million Dollars ($35,000,000.00) into shares of Common Stock of Borrower at a price per share of Ten Dollars ($10.00), which price shall be subject to appropriate adjustment for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the First Amendment Effective Date). Such shares shall be referred to herein as “Borrower Equity.”

To exercise their rights under this Section 2.7, the applicable Lender(s) shall notify Borrower in writing of the then outstanding principal amount of the Term Loans that is to be converted into Borrower Equity. Borrower shall no later than seven (7) days after the receipt of such notice issue the applicable number of shares of its Common Stock to the applicable Lender(s). Upon issuance of Borrower Equity in accordance with the provisions of this Section 2.7, the principal amount of Term Loans so converted shall be deemed to have been prepaid for the purposes of this Agreement, provided, however, no Prepayment Fee or Final Fee shall be due with respect to such deemed prepayment. The applicable Lenders shall also in connection with the issuance of Borrower’s Equity securities pursuant to this Section 2.7, enter into such agreements as reasonably requested by Borrower with customary terms and provisions for such transactions.

3

8.	Section 3.2 of the Loan Agreement is hereby amended by deleting “and” at the end of subsection (g) thereof, replacing “.” at the end of subsection (h) thereof with “;” and adding the following subsections thereto:

(i) if such Term Loan is the Term D Loan, the Term D Milestone must have been met and the pro forma aggregate funded principal amount of the Term Loans (i.e., after giving effect to the funding of the Term D Loan) as a percentage of the volume weighted average market capitalization of Borrower for the 10 trading days immediately preceding the Funding Date of Term D Loan is 35% or less; and

(j) if such Term Loan is the Term E Loan, the Term E Milestone must have been met and the pro forma aggregate funded principal amount of the Term Loans (i.e., after giving effect to the funding of the Term E Loan) as a percentage of the volume weighted average market capitalization of Borrower for the 10 trading days immediately preceding the Funding Date of Term E Loan is 35% or less.

9.	Section 6.12 of the Loan Agreement is hereby amended and restated as follows:

6.12 Financial Covenant. Prior to the occurrence of the FDA Approval Event, during each fiscal quarter (or if applicable, part thereof) Borrower shall maintain in Collateral Accounts subject to Control Agreements in favor of Collateral Agent aggregate unrestricted cash balance of not less than the following aggregate amounts:

Volume weighted average market capitalization of Borrower during the immediate preceding quarter ($ million)	Minimum aggregate unrestricted cash balance in Collateral Accounts (subject to Control Agreements in favor of Collateral Agent) during the quarter:
>$200	10% of the aggregate funded amount of Term Loans
$150-$200	The greater of (i) $3.5 million or (ii) 10% of the aggregate funded amount of Term Loans
$100-$150	The greater of (i) $5.0 million or (ii) 15% of the aggregate funded amount of Term Loans
<$100	The greater of $7.5 million or (ii) 20% of the aggregate funded amount of Term Loans

Commencing with the occurrence of the FDA Approval Event, as tested on the last day of each quarter, actual TTM Revenue for the 12-month period then ended in an amount not less than fifty percent (50.00%) of the projections for the same 12-month period as then ended as set forth in the Borrower’s financial projections for such period, which financial projections have been approved by Borrower’s Board of Directors and are reasonably acceptable to Collateral Agent.

Notwithstanding anything herein to the contrary, Borrower shall not be obligated to comply with the provisions of this Section 6.12 during any fiscal quarter of Borrower if either (i) Borrower’s actual TTM Revenue for the 12-month period ended on the last day of the immediately preceding quarter was at least Seventy Five Million Dollars ($75,000,000.00) or (ii) the Borrower has been cash flow positive for its two most recently completed fiscal quarters.

4

10.	Section 8.2(a) of the Loan Agreement is hereby amended and restated as follows:

(a) Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Section 2.7, Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries), 6.12 (Financial Covenant) or 6.13 (Liquidity Covenant) or Borrower violates any provision in Section 7; provided, however, in the event that the Borrower fails to comply with the requirements of the financial covenant set forth in Section 6.12, Borrower may cure such breach by means of submitting a new financial plan to Collateral Agent under which Borrower will break even on a cashflow basis prior to Maturity Date (which financial plan must include provisions for how Borrower will secure funding to support such financial plan and which must be acceptable to Collateral Agent and approved by Borrower’s Board of Directors) no later than thirty (30) days after the occurrence of the breach of the financial covenant and raising, no later than thirty (30) days after the submission of such financial plan to Collateral Agent, such amount of capital from the sale and issuance of its equity securities as required per the new financial plan; provided, that upon such cure the parties shall amend the covenant in Section 6.12 in accordance with the new financial plan which amendment must be acceptable to Collateral Agent and shall, among other things, require Borrower to achieve the revenue projections set forth in the new financial plan; or

11.	Section 13 of the Loan Agreement is hereby amended by adding the following definition thereto in alphabetical order:

“First Amendment Effective Date” is August 9, 2022.

“PIPE Financing” is the sale and issuance of its equity securities in a private placement transaction on or after May 1, 2022, which sale was announced by Borrower on May 16, 2022, of at least One Hundred Million Dollar ($100,000,000.00) and the receipt by Borrower of the net proceeds thereof.

“Term D Draw Period” is the period commencing on August 1, 2024 and ending on the earlier of (i) November 1, 2024 and (ii) the occurrence of an Event of Default (unless such Event of Default is waived by Collateral Agent and Lenders for the purposes of the continuation of the Term D Draw Period).

“Term D Milestone” is the achievement by Borrower of (i) either (a) Study 1 Arm A (for Borrower’s product candidate Gedatolisib in combination with Palbociclib and Fulvestrant) reports a statistically significant improvement in progression-free survival relative to Study 1 Arm C (for Fulvestrant) or (b) Study 1 Arm B (for Borrower’s product candidate Gedatolisib in combination Fulvestrant) reports a statistically significant improvement in progression-free survival relative to Study 1 Arm C (for Fulvestrant); (ii) Borrower’s compliance with its obligations under Section 6.12 (without taking into account any cure or remedy for a breach of such obligations) at all times through quarter ending immediately prior to the Funding Date of the Term D Loan.

“Term E Draw Period” is the period commencing on November 1, 2024 and ending on the earlier of (i) February 28, 2025 and (ii) the occurrence of an Event of Default (unless such Event of Default is waived by Collateral Agent and Lenders for the purposes of the continuation of the Term E Draw Period).

“Term E Milestone” is the achievement by Borrower of (i) having submitted an NDA application to the FDA for Borrower’s product candidate Gedatolisib and (ii) Borrower’s compliance with its obligations under Section 6.12 (without taking into account any cure or remedy for a breach of such obligations) at all times through quarter ending immediately prior to the Funding Date of the Term E Loan.

12.	Section 13 of the Loan Agreement is hereby further amended by amending and restating the following definition therein as follows:

“Amortization Date” is (i) May 1, 2025, if the I/O Extension Event does not occur and (ii) May 1, 2026, if the I/O Extension Event occurs.

“Basic Rate” is with respect to each Term Loan, the floating per annum rate of interest (based on a year of three hundred sixty five (365) days) equal to the sum of (a) greater of (i) Prime Rate, subject to Section 2.3(f), or (ii) Three and Twenty-Five Hundredths percent (3.25%) plus (b) Five and Seven Tenths percent (5.70%).

“Facility Fee” is a fee due on the Funding Date of the Term A Loan, equal to 1.00% of the amount of the Term A Loan, payable to the Lenders in accordance with their Pro Rate Shares of the Term A Loan.

5

“Final Fee” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest or any other fee payable hereunder) due on the earliest to occur of (a) the Maturity Date, (b) the acceleration of any Term Loan, or (c) the prepayment of the Term Loan pursuant to Section 2.2(c) or (d), in each case equal to Four and one-half percent (4.50%) (if such payment becomes due prior to the third anniversary of the First Amendment Effective Date )multiplied by the aggregate amount of the Term Loans funded and not converted to Borrower Equity pursuant to Section 2.7, payable to Lenders in accordance with their respective Pro Rata Shares. For the avoidance of doubt, the calculation of any Final Fee payment shall not include the principal amount prepaid in accordance with the second paragraph of Section 2.2(d) if a Final Fee payment based on such principal amount was made at the time of such prepayment. Notwithstanding anything herein to the contrary, if none of the following occur by the date that is the third anniversary of the First Amendment Effective Date, no Final Fee shall be due and payable: (a) the Maturity Date, (b) the acceleration of any Term Loan, or (c) the prepayment of the Term Loan pursuant to Section 2.2(c).

“I/O Extension Event” is the achievement by Borrower of the Term D Milestone.

“Maturity Date” is April 8, 2027.

“Prepayment Fee” is, with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(i) for a prepayment made after the date which is the first anniversary of the First Amendment Effective Date through and including the date which is the third anniversary of the First Amendment Effective Date, one percent (1.00%) of the principal amount (including any applicable payable in-kind amount) of the Term Loan prepaid;

(ii) for a prepayment made after the date which is the third anniversary of the First Amendment Effective Date and prior to the Maturity Date, zero percent (0.00%) of the principal amount (including any applicable payable in-kind amount) of the Term Loan prepaid; and

(iii) for a mandatory prepayment made on or after the First Amendment Effective Date and through and included the date that is the first anniversary of the First Amendment Effective Date, three percent (3.00%) of the principal amount (including any applicable payable in-kind amount) of the Term Loan prepaid.

“Term B Draw Period” is the period commencing on the First Amendment Effective Date and ending on the earlier of (i) December 31, 2022 or (ii) the occurrence of an Event of Default (unless such Event of Default is waived by Collateral Agent and Lenders for the purposes of the continuation of the Term B Draw Period).

“Term B Milestone” is (i) the consummation of the PIPE Financing by Borrower and (ii) Borrower’s compliance with its obligations under Section 6.12 (without taking into account any cure or remedy for a breach of such obligations) at all times through quarter ending immediately prior to the Funding Date of the Term B Loan.

“Term C Draw Period” is the period commencing on September 1, 2023 and ending on the earlier of (i) April 1, 2024 or (ii) the occurrence of an Event of Default (unless such Event of Default is waived by Collateral Agent and Lender for the purposes of the Term C Draw Period).

“Term C Milestone” is the achievement of Borrower of (i) at least fifty percent (50%) of the targeted enrollment for the wild-type Study 1 Arm A and the Study 1 Arm C in the VIKTORIA-1 clinical trial for Borrower’s product candidate Gedatolisib, (ii) the pro forma aggregate funded principal amount of the Term Loans (i.e., after giving effect to the funding of the Term C Loan) as a percentage of the volume weighted average market capitalization of Borrower for the 10 trading days immediately preceding the Funding Date of the Term C Loan is 25% or less and (iii) compliance with its obligations under Section 6.12 (without taking into account any cure or remedy for a breach of such obligations) at all times through quarter ending immediately prior to the Funding Date of the Term C Loan.

13.	Schedule 1.1 of the Loan Agreement is hereby amended and restated as follows:

6

SCHEDULE 1.1

Lenders and Commitments

	Term A Loan
Lender	Term Loan A Commitment	Commitment Percentage
INNOVATUS LIFE SCIENCES LENDING FUND I, LP	$15,000,000	100.00%
TOTAL	$15,000,000	100.00%

	Term B Loan
Lender	Term Loan B Commitment	Commitment Percentage
INNOVATUS LIFE SCIENCES LENDING FUND I, LP	$20,000,000	100.00%
TOTAL	$20,000,000	100.00%

	Term C Loan
Lender	Term Loan C Commitment	Commitment Percentage
INNOVATUS LIFE SCIENCES LENDING FUND I, LP	$10,000,000	100.00%
TOTAL	$10,000,000	100.00%

	Term D Loan
Lender	Term Loan D Commitment	Commitment Percentage
INNOVATUS LIFE SCIENCES LENDING FUND I, LP	$20,000,000	100.00%
TOTAL	$20,000,000	100.00%

	Term E Loan
Lender	Term Loan E Commitment	Commitment Percentage
INNOVATUS LIFE SCIENCES LENDING FUND I, LP	$10,000,000	100.00%
TOTAL	$10,000,000	100.00%

14.	Limitation of Amendment.

a.	The amendments, consents and waiver set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

b.	This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect.

7

15.	To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

a.	Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default (other than the Existing Defaults) has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.	The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by or on behalf of the Borrower to the Collateral Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.	The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not contravene (i) any material law or regulation binding on or affecting Borrower, (ii) any material contractual restriction with a Person binding on Borrower, (iii) any material order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

e.	The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

f.	This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

16.	Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

17.	The Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Collateral Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Collateral Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof through the date hereof. Without limiting the generality of the foregoing, the Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including the rights to contest: (a) the right of Collateral Agent and each Lender to exercise its rights and remedies described in the Loan Documents; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.

18.	This Amendment shall be deemed effective as of the date first set forth above upon the due execution and delivery to Collateral Agent of this Amendment by each party hereto.

19.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

20.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

[Balance of Page Intentionally Left Blank]

8

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

CELCUITY, INC.

By	/s/ Brian F. Sullivan
Name:	Brian F. Sullivan
Title:	Chief Executive Officer

COLLATERAL AGENT AND LENDER:

INNOVATUS LIFE SCIENCES LENDING FUND I, LP

By: Innovatus Life Sciences GP, LP

Its: General Partner

By	/s/ Andrew Dym
Name:	Andrew Dym
Title:	Authorized Signatory

9